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                                                                    Exhibit 99.4


                                 June 30, 1998



MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated
Deutsche Bank Securities Inc.
Donaldson, Lufkin & Jenrette Securities Corporation as U. S. Representatives of the several
   U. S. Underwriters to be named in the
   within-mentioned U.S. Purchase Agreement

Merrill Lynch International
Deutsche Bank AG London
Donaldson, Lufkin & Jenrette International as Lead Managers of the several
   Managers to be named in the within-
   mentioned International Purchase Agreement

c/o Merrill Lynch& Co.
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated
North Tower
World Financial Center
New York, New York 10281-1209

         Re:      PROPOSED PUBLIC OFFERING BY REPUBLIC SERVICES, INC.

Dear Sirs:

         The undersigned, the sole stockholder of Republic Services, Inc., a Delaware corporation (the "Company"), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Deutsche Bank Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation propose to enter into a U.S. Purchase Agreement (the "U.S. Purchase Agreement") with the Company and the undersigned, and Merrill Lynch International, Deutsche Bank AG London and Donaldson, Lufkin & Jenrette International propose to enter into an International Purchase Agreement (the "International Purchase Agreement") with the Company and the undersigned, providing for the public offering of shares (the "Securities") of the Company's Class A common stock, par value $0.01 per share (the "Common Stock"). In recognition of the benefit that such an offering will confer upon the undersigned as the sole stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the U.S. Purchase Agreement and with each manager to be named in the International Purchase Agreement that, during a period of 180 days from the date of the U.S. Purchase Agreement and the International Purchase Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.


                                             Very truly yours,

                                             REPUBLIC INDUSTRIES, INC.




                                             By: /s/ Harris W. Hudson
                                                -------------------------------
                                                     Title: Vice Chairman